Exhibit 99.01

Woodhead Industries Reports Fiscal First Quarter Results
10% Revenue Growth

DEERFIELD, IL – January 27, 2006 – Woodhead Industries, Inc., (NASDAQ: WDHD) today announced financial results for its fiscal first quarter ended December 31, 2005. The company reported first quarter revenue of $53.4 million, up $4.8 million, or 9.8%, compared to the same period last year. Income from operations totaled $3.6 million, up from $0.2 million during the first quarter of 2005. Net income was $2.2 million, or $0.18 per share for the 2006 first quarter, compared to net income of $1.2 million, or $0.10 per share for the same period in 2005.

The previously announced litigation settlement contributed $1.6 million to revenue and $0.07 to earnings per share during the quarter, while foreign exchange negatively impacted the year-over-year revenue comparison by $1.8 million. Both items are included in the Connectivity segment.

Philippe Lemaitre, Woodhead Industries’ Chairman and Chief Executive Officer, commented, “We are pleased to report a solid start to our 2006 fiscal year. Revenue from our North American Connectivity business was up 22% (14% without the legal settlement), and we realized significant improvement in our European markets. In addition to our performance on the revenue line, we are diligently managing costs, as evidenced by flat operating expenses on a year-over-year basis.”

In the Connectivity segment, sales were $40.4 million, up 9.5% from $36.9 million in 2005. Income from operations totaled $1.7 million, compared to $0.1 million last year. Operating margins in this segment improved substantially as a result of higher volume, improved utilization and the legal settlement, which added $0.6 million to operating profit during the quarter.

Electrical segment revenue increased 10.8% to $13.1 million, as compared to $11.8 million last year. Income from operations was $1.2 million, up from $0.3 million during the same period last year. The sizeable increase in profitability is primarily attributable to the higher volume this year and the operating improvements made during the last three quarters of 2005.

Backlog grew $1.9 million, or 12% during the first quarter and has grown an additional $2.3 million in January, to $20.5 million.

Outlook

Lemaitre noted, “Given our current view of the economic and competitive conditions in our markets, we anticipate revenues during the second quarter of $57 – $59 million, and earnings per share of $0.18 – $0.21. For the full year, we anticipate revenues of $227 – $231 million, and earnings per share of $0.79 – $0.85.”

This press release contains statements that are forward-looking. These statements are based on current expectations that are subject to risks and uncertainties. In particular, such risks include future actions, prospective products, future performance or results of current or anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, general economic and business conditions, competition, and other issues discussed in our Form 10-K and other SEC filings.

Conference Call

Woodhead Industries, Inc., will host a conference call today, January 27, 2006, at 11:00 am Eastern Time to discuss performance and financial results for the fiscal first quarter. To access a live internet webcast of the conference call, visit the Company’s website at www.woodhead.com and select the webcast icon. The dial-in phone number is 800-967-7134 or 719-457-2625. The Access code is 3640380. A replay of the conference call will be archived and available on the Company’s website following the live event.

About Woodhead Industries, Inc.

Woodhead Industries (NASDAQ: WDHD) develops, manufactures and markets network and electrical infrastructure products engineered for performance in harsh, demanding, and hazardous industrial environments. Woodhead is known in the global industrial market by its recognized brands which include Brad Harrison®, BradPower™, BradControl™, SST™, Daniel Woodhead®, mPm®, applicom®, Aero-Motive® and RJ-Lnxx®. Our expertise extends from mechanical, electrical, and electronics to communication software products and technologies. Woodhead operates from 21 locations in 10 countries spanning North America, Europe and Asia/Pacific.

For further information, contact: Robert Fisher, Vice President, Finance and CFO, 847-317-2400, e-mail: rfisher@woodhead.com.

[Tables to Follow]

WOODHEAD INDUSTRIES, INC.  Consolidated Balance Sheet
(Amounts in thousands)

Assets	12/31/2005	10/1/2005

Current Assets
Cash and short-term investments	$17,080	$13,887
Accounts receivable	36,109	39,040
Inventories	21,512	21,173
Prepaid expenses	6,041	5,785
Refundable income taxes	836	2,097
Deferred income taxes	2,516	2,164

Total current assets	84,094	84,146
Property, plant and equipment, net	53,172	54,758
Goodwill, net	35,232	35,730
Deferred income taxes	2,526	2,746
Other Assets	1,010	1,000

Total Assets	$176,034	$178,380

Liabilities and Stockholders’ Investment
Current Liabilities
Accounts payable	$9,320	$11,080
Accrued expenses	11,556	11,531
Income taxes payable	737	1,053
Current portion of long-term debt	5,700	5,700

Total current liabilities	27,313	29,364
Long-term debt	19,500	19,500
Deferred income taxes	4,618	4,698
Other liabilities	3,900	4,139

Total Liabilities	55,331	57,701

Stockholders’ investment:
Common stock at par (shares issued: 12,380 at 12/31/05, 12,260 at 10/1/05)	12,172	12,260
Additional paid-in capital	21,572	21,596
Deferred stock compensation	—	(397)
Accumulated other comprehensive income	3,475	4,726
Retained earnings	83,484	82,494

Total stockholders’ investment	120,703	120,679

Total Liabilities and Stockholders’ Investment	$176,034	$178,380

WOODHEAD INDUSTRIES, INC.  Consolidated Income Statement
(Amounts in thousands, except per share data)

	Quarter Ended:
	12/31/2005	1/1/2005	% Change

Net Sales	$53,439	$48,676	9.8%
Cost of Sales	33,283	31,954	4.2%

Gross Profit	20,156	16,722	20.5%
% of Net Sales	37.7%	34.4%

Operating Expenses	16,527	16,496	0.2%
% of Net Sales	30.9%	33.9%

Income From Operations	3,629	226
% of Net Sales	6.8%	0.5%

Other Expenses
Interest Expense	304	486	(37.4%)
Other (Income)/Expenses, Net	(155)	(1,818)

Other (Income) / Expenses	149	(1,332)
Income Before Taxes	3,480	1,558	123.4%
% of Net Sales	6.5%	3.2%

Provision For Income Taxes	1,264	342	269.6%

Net Income	$2,216	$1,216	82.2%
% of Net Sales	4.1%	2.5%

Earnings per share
Diluted	$0.18	$0.10	80.0%

Weighted-average common shares outstanding
Diluted	12,295	12,306	(0.1%)

Dividends Per Share	$0.10	$0.10	0.0%

SEGMENT DATA	Quarter Ended:
	12/31/2005	1/1/2005	% Change

Net Sales
Connectivity	$40,377	$36,886	9.5%
Electrical	13,062	11,790	10.8%

Total	$53,439	$48,676	9.8%

Income From Operations
Connectivity	$1,708	$61
Electrical	1,247	300
Corporate and Other	674	(135)

Total	$3,629	$226